Exhibit 10.5

NOBLE CORPORATION

2014 Short-Term Incentive Plan (“STIP”)

Plan Overview, Terms and Conditions

Plan Purpose

The success of Noble Corporation (“Noble”) and its subsidiaries (collectively, the “Company”) is a result of the efforts of all key employees. In order to focus each employee’s efforts on optimizing the Company’s overall operational and financial results, the Company maintains this Short Term Incentive Plan (the “Plan”) to reward employees for successful achievement of specific goals.

An effective incentive plan should both align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various financial and operational targets, such as EBITDA, safety and cash operating margin. The objectives of using such targets in the formulation of the specific Company goals are to link an employee’s annual incentive award more closely to the metrics that lead to the creation of shareholder wealth and to promote a culture of high performance and an environment of teamwork.

Eligibility and Participation

All full-time shore-based employees and select offshore employees (Rig Managers, Assistant Rig Managers and Captains) are eligible to receive a bonus under the Plan, based upon performance, subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Noble. Each such employee will be considered either a “Corporate” employee or a “Division” employee for purposes of determining the employee’s actual target bonus, as described later.

To be eligible to receive a bonus payment with respect to a Plan year, an employee must be actively employed by the Company on the last day of such Plan year and must continue to be employed through the date on which bonus payments for such Plan Year are made. An employee shall not be eligible to receive any bonus payment if the employee’s employment with the Company terminates for any reason, either voluntarily or involuntarily (except as noted below), before that date on which bonus payments for a Plan year are made. The Plan year is also the calendar year unless otherwise specified.

However, in the event of death, disability or retirement, the employee or estate of the former employee may receive a pro-rated payment from the Plan, at the discretion of the Committee and the Chief Executive Officer (the “CEO”). For purposes of the Plan, “disability” means any termination of employment with the Company or an affiliate of the Company because of a long-term or total disability, as determined by the Company’s disability insurance programs. “Retirement” means a termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number of years of continuous service of such person with the Company is equal to or greater than 60.

Plan Funding

The Award Pool for 2014 will primarily be a function of the Company’s performance on two key metrics.

•	Company EBITDA versus budget (weighted 65%)

•	Company Safety results versus the IADC average (weighted 35%)

EBITDA will be defined as the Company’s earnings before the deduction of interest, tax, depreciation and amortization expenses, subject to adjustment to exclude extraordinary gains or losses.

The Company’s performance will be determined in each of these two measures according to the following scales:

Company EBITDA (65%)
Level of Achievement	Threshold	Target	Maximum

% of Target	75%	100%	115%

Bonus Pool Multiple	0.50	1.00	2.00

Company Safety (35%)
Level of Achievement	Minimum	Target	Maximum

Performance	Company LTIR 15% higher than IADC Industry Average	Company LTIR same as IADC Industry Average	Company LTIR 10% lower than IADC Industry Average

Bonus Pool Multiple	0.50	1.00	2.00

Achievement at levels between the points shown above will be determined via linear interpolation. Performance below Threshold for EBITDA or Minimum for Safety will yield no pool funding for that portion of the Award Pool. Safety is measured by Lost Time Incident Rate (“LTIR”) as compared to the International Association of Drilling Contractors (“IADC”) industry average. Note that the IADC Industry Average will be based on the twelve-month period ending September 30, 2014.

The Award Pool available will be determined first by multiplying the sum of the target bonuses for all eligible employees at the end of the year (“Aggregate Target Bonuses”) by the Company’s weighted performance as measured by EBITDA and Safety results, based on the scales above. This calculated result will be increased by 10% to establish a CEO Merit Performance Pool, thus yielding the Total Plan Award Pool for the year. The following illustrates the calculation of the Total Plan Award Pool, assuming Aggregate Target Bonuses of $30 million, EBITDA performance at target (or 1.00 multiple) and Safety performance at halfway between target and maximum (or 1.50 multiple):

Total Plan Award Pool Calculation
Step 1: Company Performance Calculation (“Award Pool”)

EBITDA		Safety		Company Performance Multiple
(1.00 x .65)	+	(1.50 x .35)	=	1.18

Step 2: Total Plan Award Pool

Initial Pool		+10% (CEO Merit Performance Pool)		Total Plan Award Pool
(1.18 x $30 million)	=	$35.40 million x 1.10	=	$38.94 million

The Total Plan Award Pool will be allocated as described in the next sections.

Individual Target Bonus

The target bonus for an employee is an amount equal to the employee’s salary at the end of the Plan year multiplied by the assigned target bonus percentage. Target bonuses range from 4% to 110% of salary. The assigned targets are based on competitive market data and internal equity considerations and are reviewed each year. Note that, for purposes of calculating the Aggregate Target Bonuses, a target bonus percentage of up to 6% will be used for those employees covered under the Plan that do not have a formal target bonus percentage.

The determination of an individual’s actual award will be based 50% on the achievement of the stated Financial and Operating goals under the Plan pursuant to the terms outlined in sections below, and 50% will be based on merit, individual and team performance and/or additional selected criteria, including regulatory compliance.

Financial and Operating Goals

Goals for the following categories will be approved by the Committee for each Plan year. The performance for the 50% of the bonus tied to Financial and Operating results will be based on the goals and weights as shown below, and are different for Corporate and Division employees:

Corporate Employees	Assigned Weight
Company EBITDA	65.0%

Company Safety	35.0%

Division Employees	Assigned Weight
Division Cash Operating Margin	65.0%

Division Safety	17.5%

Company Safety	17.5%

Cash operating margin is defined as contract drilling revenues less contract drilling cost including reimbursables. The specific goals for the Company and each Division will be communicated after these are set by the Committee in the first quarter each year. The performance scales for 2014 for these metrics are provided in Exhibit 1.

Determination of Individual Awards

Each target bonus will be adjusted by the overall Corporate and/or Division Financial and Operating results depending on the employee (see Exhibit 1). This will be the Adjusted Target Bonus.

Next, an individual bonus multiplier ranging from 0 to a maximum of 2.0 may be applied to half of the Adjusted Target Bonus to reflect merit, individual and team performance and/or additional selected criteria, including regulatory compliance, subject to the approval of the Committee and CEO.

For example, if an individual’s bonus target at a Division is $10,000, and the Division performance multiple for Financial and Operating goals is 1.2, the Adjusted Target Bonus would be $12,000 ($10,000 x 1.2); $6,000 for Financial and Operating performance, $6,000 for individual achievement. If the manager’s recommendation for individual achievement is 0.8 (or 80%), the final bonus adjusts to $10,800 ($6,000 x 0.8 = $4,800 for individual achievement + $6,000 for Financial and Operating results). The aggregate total of these awards will be the “Aggregate Calculated Pool”.

Amounts may be adjusted for employees hired or promoted during the Plan year considering length of service or time in position. Note that if on a cumulative basis the sum of the awards in the Aggregate Calculated Pool is greater than the Total Plan Award Pool, bonuses will be adjusted on a pro-rata basis to remain within the constraints of the Total Plan Award Pool.

Review and Approval

The Board will approve the Company’s budget for the year in terms of EBITDA and Cash Operating Margin no later than March 31st of the year. The specific goals for EBITDA (Corporate employees) and Division Cash Operating Margin (Division employees) will be communicated shortly thereafter.

If, after the establishment of goals for a Plan year, the budget changes substantially due to subsequent events, such as the acquisition, spin-off or sale of assets, any unusual or non-recurring item or any unforeseen event that impacts the Company, a Division or the industry as a whole, then the Committee may make adjustments to the respective goals in order that the affected participants may not be adversely impacted by such an event or item. Any such revised goals shall be applicable to the Plan year from and after the time of their approval.

After the end of each Plan year, the Committee, in its best business judgment, will make the final determination on the size of the Total Plan Award Pool for such Plan year. All bonus calculations, allocations and recommendations are subject to review and approval by the Committee.

Separately, managers having responsibility for recommending the allocation of bonuses to eligible employees shall submit their recommended bonus for each employee to the Executive Vice President and the CEO for review and approval. Notwithstanding anything otherwise contained in this Plan, the Committee and the CEO (and any delegated designee of the CEO) shall have the authority to adjust individual bonus amounts as deemed to be appropriate for any reason, including, but not limited to, Company or Division performance, individual employee performance, employee conduct, etc.

At-Will Employment

Nothing in the Plan guarantees or constitutes a contract for any specific term of employment or otherwise limits the Company’s or an employee’s right to terminate the employment relationship for any reason at any time.

Exhibit 1

2014 Financial and Operating Goals

STIP

Corporate Employees

Company EBITDA (65%)
Level of Achievement	Threshold	Target	Maximum

% of Target	75%	100%	115%

Bonus Pool Multiple	0.50	1.00	2.00

Company Safety (35%)
Level of Achievement	Minimum	Target	Maximum

Performance	Company LTIR 15% higher than IADC Industry Average	Company LTIR same as IADC Industry Average	Company LTIR 10% lower than IADC Industry Average

Bonus Pool Multiple	0.50	1.00	2.00

Division Employees

Division Cash Operating Margin (65%)
Level of Achievement	Threshold	Target	Maximum

% of Target	75%	100%	115%

Bonus Pool Multiple	0.50	1.00	2.00

Division Safety (17.5%)
Level of Achievement	Minimum	Target	Maximum

Performance	Division LTIR 15% higher than IADC Industry Average	Division LTIR same as IADC Industry Average	Division LTIR 10% lower than IADC Industry Average

Bonus Pool Multiple	0.50	1.00	2.00

Company Safety (17.5%)
Level of Achievement	Minimum	Target	Maximum

Performance	Company LTIR 15% higher than IADC Industry Average	Company LTIR same as IADC Industry Average	Company LTIR 10% lower than IADC Industry Average

Bonus Pool Multiple	0.50	1.00	2.00

Notes:

(1)	Achievement at levels between the points shown will be determined via linear interpolation
(2)	Safety is measured by Lost Time Incident Rate (“LTIR”) as compared to the International Association of Drilling Contractors (“IADC”) industry average. The IADC Industry Average will be based on the twelve-month period ending September 30, 2014
(3)	Cash operating margin is defined as contract drilling revenues less contract drilling cost including reimbursables